Exhibit 3.1

Amended Article VII of the

Amended and Restated Bylaws of

NATCO Group Inc.

Article VII

Capital Stock

Section 1.  Certificates for Stock; Uncertificated Shares.  The shares of the Corporation's stock may be certificated or uncertificated, as provided under Delaware law, and shall be entered in the books of the Corporation and registered as they are issued. Any certificates for shares of the capital stock of the Corporation shall be in such form, not inconsistent with that required by law and the Certificate of Incorporation, as shall be approved by the Board of Directors. Any certificates issued to any shareholder of the Corporation shall bear the name and seal of the Corporation and state that it is organized under the laws of the State of Delaware, the name of the shareholder, and the number and class (and the designated series, if any) of the shares represented. Each certificate issued shall be signed by the Chairman of the Board (if any), Chief Executive Officer, President or a Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer; provided, however, that any of or all the signatures on the certificate may be facsimile. The stock record books and the blank stock certificate books shall be kept by the Secretary, or at the office of such transfer agent or transfer agents as the Board of Directors may from time to time by resolution determine. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature or signatures shall have been placed upon any such certificate or certificates shall have ceased to be such officer, transfer agent or registrar before such certificate is issued by the Corporation, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. Any stock certificates issued shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued.

Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice that shall set forth the name of the Corporation, that the Corporation is organized under the laws of the State of Delaware, the name of the shareholder, the number and class (and the designated series, if any) of the shares represented and any restrictions on the transfer or registration of such shares of stock imposed by the Corporation's Certificate of Incorporation, these Bylaws, any agreement among stockholders or any agreement between stockholders and the Corporation.

Section 2.  Transfer of Stock.  The shares of stock of the Corporation shall be transferable only on the books of the Corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives. Upon surrender to the Corporation or a transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon the receipt of proper evidence of succession, assignment or authority to transfer from the registered owner of uncertificated shares, it shall be the duty of the Corporation to issue new equivalent uncertificated shares to the person entitled thereto, cancel the old uncertificated shares and record the transaction upon its books.

The Board of Directors may appoint one or more transfer agents and one or more registrars, and may authorize such agent or registrar to make all such rules and regulations deemed expedient concerning the issue, transfer and registration of such shares of stock as are consistent with applicable law, regulation and the rules of any applicable stock exchange.

Section 3.  Ownership of Shares.  The Corporation shall be entitled to treat the holder of record of any share or shares of capital stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 4.  Regulations Regarding Certificates.  The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of capital stock of the Corporation.

Section 5.  Lost, Stolen or Destroyed Certificates.  The Board of Directors may determine the conditions upon which a new certificate of stock may be issued in place of a certificate which is alleged to have been lost, stolen or destroyed; and may, in their discretion, require the owner of such certificate or his legal representative to give bond, with sufficient surety, to indemnify the Corporation and each transfer agent and registrar against any and all losses or claims which may arise by reason of the issue of a new certificate in the place of the one so lost, stolen or destroyed. Upon satisfaction of such conditions, the Corporation may issue (a) a new certificate or certificates of stock to the owner or (b) uncertificated shares in place of any certificate or certificates previously issued by the Corporation alleged to have been lost, stolen or destroyed.